Cyntech
Technologies

                          PRESS RELEASE

                    CYNTECH TECHNOLOGIES, INC.

                      TRADING SYMBOL:  CYNT
                       "ECOLOGY & INDUSTRY"

AMERICAN ENERGY COMPANY ANNOUNCES JOINT VENTURE OIL & GAS ACQUISITION


FOR IMMEDIATE RELEASE

June 25, 2004
Houston, Texas

Cyntech Technologies, Inc. announced today the acquisition of the oil and gas leases of a Texas oil and gas exploration and drilling company with 11 wells. "We plan to have most of the wells pumping within a week," said Cyntech's President Frank Meyer. Cyntech also plans to drill an additional 20 wells on the 1700 acre site. "This acquisition is the culmination of more than a year of searching for the right opportunity", said Mark Cahill, Cyntech's VP of Real Estate Services.

Cyntech's short term strategy is to increase domestic production of crude oil and natural gas by acquiring and renovating existing wells, as well as expansion of the production fields through exploration and drilling of new oil and gas wells. "This purchase allows us to move forward in an aggressive manner to show that increased domestic production is both possible and feasible," said Frank Meyer. Cyntech is currently reviewing additional oil and gas operations for acquisition opportunities.

The acquisition of the oil fields is a joint venture with Tex-Oil Chemical Limited Partnership, LP, a Nevada limited partnership and an affiliate of Frank Meyer, which will jointly own the project through a Cyntech wholly owned subsidiary company, Windstar Energy, LLC. Windstar Energy of North Texas, LLC was established to manage oil & gas field holdings in Texas for Cyntech Technologies.

Cyntech and Tex-Oil will jointly develop the existing wells and explore new wells. Capital for this venture will be provided by both Cyntech and Tex-Oil. Windstar Energy will be responsible for well maintenance, exploration, drilling and general project management.

Mr. Glenn Willingham of Mineral Wells, Texas has been appointed General Manager of Operations for the Tex-Oil Chemical/Windstar project and for future north Texas oil and gas field developments.

For additional information, contact Ike Yancy at (888) 641-8297.


This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside Cyntech's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see Cyntech's 2002 annual report on Form 10-KSB and other SEC reports.